THIS DOCUMENT IS A COPY OF THE PROXY STATEMENT FILED ON NOVEMBER 3, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
         WARRANTECH CORPORATION:

         The annual meeting of  stockholders of Warrantech  Corporation
(the Company) will be held at the Hyatt Regency Hotel located at 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, December 3, 1997 at 10:00 A.M., for the following purposes:

         1. To elect five directors to serve until the next annual meeting and until their successors are duly elected and qualified.

         2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on October 20, 1997 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

         Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope that you will attend the meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                  By order of the Board of Directors,


DESIREE KIM CABAN


Corporate Secretary

October 28, 1997



                           WARRANTECH CORPORATION

               =========================================


                               PROXY STATEMENT


               =========================================


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Warrantech Corporation (the Company) of proxies in the enclosed form for use at the annual meeting of stockholders to be held on December 3, 1997 and at any adjournments thereof. Any proxy given pursuant to such solicitation and received in time for the meeting will be noted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in such proxy. If no instructions are specified, proxies will be voted FOR the election of the nominees named in the table on the following page. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting. The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required in order to elect each of the director nominees.

         Only stockholders of record at the close of business on October 20, 1997 will be entitled to notice of and to vote at the annual meeting. On October 20, 1997 the Company had outstanding 13,361,813 shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote.

                               ELECTION OF DIRECTORS (Item 1 on Proxy Card)


         A Board of Directors consisting of five directors is to be elected by the stockholders, to hold office until the next annual meeting and until their successors are duly elected and qualified. The nominees are listed in the table below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other persons as directors.

                                                                       Director
Name                       Age   Positions with Company                 Since
Joel San Antonio           44    Chairman of the Board, Chief Executive  1983
                                 Officer and Director
Michael J. Salpeter, D.M.D.45    President and Director                  1993
William Tweed              57    Vice President and Director             1983
Jeff J. White              46    Director                                1983
Lawrence Richenstein       44    Director                                1993

         No family relationships exist among any of the Company's executive officers or directors, except that Randall San Antonio, President of Warrantech Direct, Inc. is the brother of Joel San Antonio.

         The business experience of each of the Company's directors and nominees for election to the Board of Directors is as follows:


         Joel San Antonio, 44, one of the Company's founders, was a director, Chief Executive Officer and President of the Company from incorporation through February 1988. Since February 1988 Mr. San Antonio has been a director, Chief Executive Officer and Chairman of the Board of Directors and since October 27, 1989, he has also been Chairman and Chief Executive Officer of the Company's principal operating subsidiaries. In 1975, Mr. San Antonio founded and, thereafter through August, 1982, served as President of Little Lorraine, Ltd., a company engaged in the manufacturing of women's apparel. Mr. San Antonio is currently a member of the Southwestern
Connecticut Area Commerce & Industry  Association,  the World Forum, the
Connecticut Business and Industry Association, the Metropolitan Museum of Art, and the Young Presidents Organization, Inc.

         Michael J. Salpeter, D.M.D., 45, has been a director of the Company since 1993 and effective April 1, 1996 became the Company's President. Prior to April 1996, Dr. Salpeter co-founded Fulton Health Associates, P.C. ("Fulton Group"), a full scope dental health center, in July 1979. Between July 1979 and April 1996, in addition to establishing multiple centers, Dr. Salpeter served as the Fulton Group's Principal Partner and maintained a full-time practice in general dentistry. Dr. Salpeter also served as a management and marketing officer of Knowlton & Associates, a consulting firm involved in health policy and practice management and as the President and Managing Officer of Lifetyme Care, Inc., a managed care dental program.

         William Tweed, 57, one of the Company's founders, was a director, Vice President and Secretary of the Company from incorporation through February 1988. From February 1988 until April 1, 1996, Mr. Tweed was a director and President of the Company. Effective April 1, 1996, Mr. Tweed relinquished his title of President and became Vice President of the Company, focusing on international operations. From July 1976 through August 1982, he was Vice President of Little Lorraine, Ltd. Mr. Tweed served as a director of Nationwide Extended Warranty Service, Inc. from on or about October 1981 through on or about January 1983.

         Jeff J. White, 46, one of the Companys founders, has been a director of the Company from its inception. Mr. White was Vice President of the Company from its inception until June 1988 and Treasurer of the Company from its inception until October 1990. In September 1982,
Mr. White, with two partners, established Marchon Eyewear, Inc. an international distributor of eyewear and sunwear, including such well known collections as Calvin Klein, Fendi, Disney, and Flexon. He is Co-President of Marchon and is responsible for internal operations, information systems, and interfacing with counsel on patent, trademark, and general legal matters. Mr. White is also an associate trustee of the North Shore University Hospital Health System.

         Lawrence Richenstein, 44, has been a director of the Company since 1993. Mr. Richenstein has been President and Chief Executive Officer of Peak Ventures, Inc., since May, 1996. Peak Ventures, Inc., located in Farmingdale, New York, provides services to the consumer electronics industry. Mr. Richenstein also has been a managing member of Longhall Technologies, L.L.C. since 1994. Longhall Technologies, L.L.C. is a consumer electronics company located in Farmingdale, New York. From 1985 until July, 1996, Mr. Richenstein was President and Chief Executive Officer of Lonestar Technologies, Ltd., a consumer electronics company located in Hicksville, New York. Lonestar Technologies, Ltd. filed for Chapter 11 bankruptcy protection on January 22, 1996. The proceeding was subsequently converted to a Chapter 7 bankruptcy liquidation effective
July 2, 1996. In addition to having sales and marketing experience, Mr. Richenstein is involved in product development. Mr. Richenstein is an attorney admitted to practice in New York and has, in the past, served as a director of two public companies, both of which were involved in the electronics industry.



Other Executive Officers And Key Employees

         Bernard J. White, 52, has been Senior Vice President-Finance and Treasurer, focusing on mergers and acquisitions since June 30, 1997. From February 1994 until June 30, 1997 Mr. White was Vice President-Finance, Treasurer and Chief Financial Officer. From 1992 to February 1994,
Mr. White was Executive Vice President of Finance and Administration/Chief Financial Officer at ENTEX Information Services, Inc., a reseller of computer hardware, LAN and WAN designs and services. From 1972 to 1992, Mr. White was employed by Smith Corona Corporation (SCM Corporation and Hanson Industries, Inc. following its acquisition of SCM Corporation) in various financial capacities, ultimately serving from 1979 as Vice President Finance-Controller, overseeing both domestic and international operations.

         Michael A. Basone, 39, has been Vice President and Chief Information Officer since joining the Company in August 1994 and Chief Operating Officer since January 1997. From 1986 to 1994 Mr. Basone held various systems positions with Pepsi-Cola International, ultimately serving as Director of Management Information Systems.

         Desiree Kim Caban, 32, has been Secretary of the Company since July 1993 and in March 1996 became Director of Human Resources. Prior to March 1996 and since 1989, Ms. Caban served as the Executive Assistant to the Chairman and the Office Services Manager for the Company. She has been employed by the Company since May 1986. Ms. Caban is currently a member of the National Association for Female Executives and a member of the Society for Human Resource Professionals.

         Jeanine Folz, 32, has been the Vice President of Insurance Services since October, 1995 and has been Assistant Secretary of the Company since January, 1995. Having joined the Company in 1987 Ms. Folz has, prior to 1995, served as Director of Insurance Services and various customer service and project analyst positions. She is currently a member of the Risk and Insurance Management Society and the National Association of Female Executives.

         Ronald Glime, 52, has been President of Warrantech Automotive, Inc. since October 1992. Prior thereto he was Regional Sales Manager for Warrantech Automotive, Inc. (then known as Warrantech Dealer Based Services, Inc.) from February 1991 through October 1992. From 1983 through February 1991, Mr. Glime was an independent insurance agent for various insurance companies. From 1978 through 1982, Mr. Glime was employed by American
Warranty  Corp.,  a company in the warranty  administration  business.
He resigned as its President in 1982.

         Joseph Melendez, 37, has been the President of Warrantech Home Service Company since joining the Company in February 1996. From September 1994 to August 1995, Mr. Melendez served as President of Sierra Home Service Companies, Inc., a California provider of home warranties. From January 1989 to September 1994, Mr. Melendez served as President of Melnel, Inc., an investment banking and financial consulting firm. From September 1994 to February 1996, in addition to his service with Sierra Home Service Companies, Inc., Mr. Melendez continued to serve as Chairman of Melnel, Inc. From 1981 to 1989, Mr. Melendez held various positions with investment banking firms in New York.


         Harris Miller, 60, has been Chief Financial Officer since June 1997 and also held that position during the period June, 1990 through February, 1994. During the period of March 1994 through June 1997, Mr. Miller held various Senior Executive positions with the Company. Prior to June 1990, he was Vice President-Finance for Warrantech Dealer Based Services, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (WDBS), and Vice President -Finance of Dealer Based Services, Inc. from April 1988 through October 1989. From July 1986 through April 1988, Mr. Miller was a private consultant to service contract administration organizations, insurance companies and other entities specializing in issues relating to administration of automotive service contracts. Prior thereto, from January 1982 through June 1986, Mr. Miller was Executive Vice President for New Car Dealer Associates, Inc., a vehicle service contract administrator located in Oakland, California.

         Richard Rodriguez, 43, has been Vice President and Managing Director of Warrantech International, Inc., a wholly owned subsidiary of the Company, since December 1996. From February, 1992 until December, 1996, Mr. Rodriguez served as Chief Operating Officer of the Company's Texas operating facilities. Having been with the Company since 1987, he has served in various executive positions during the interim period. Prior to 1987, Mr. Rodriguez served as an executive with, and consultant to, retailers and manufacturers of consumer electronic products.

         Kevin Rupkey, 39, has been President of WCPS since April 1994. Prior thereto, he was Manager, National Accounts for GE Consumer
Marketing from June 1990 where he was responsible for sales and marketing of GE's Service Protection Plus Program. From 1980 until 1990 Mr. Rupkey held various sales and marketing positions with GE, including District Sales Manager for GE Appliances.

         Randall San Antonio, 43, has been President of Warrantech Direct, Inc. since June 1996 and from May 1994 to June 1996 served as that subsidiary's Vice President and General Manager. Prior thereto he was Vice President of Finance of Castle Hill Productions Inc. from June 1984.

         Judy Thomas,  43, has been  President of Help Desk,  Inc.  (HDI), a wholly-owned subsidiary of the Company, since April 1997. From 1993 until her employment with HDI, Ms. Thomas was President of Unlimited
Business  Services,   Inc.,  a  consulting  company  which  specialized  in
the  improvement  of operational,   financial  and  revenue   streams  of
major   retailers,   including  the   development  and implementation  of
service contract programs. From 1970 until 1993 Ms. Thomas was employed by Highland Superstores, holding various positions during her tenure, ending her employment with that Company as Corporate Vice President-Operations.

         James Morganteen, 47, has been General Counsel for the Company since April 1997. Mr. Morganteen most recently served as a Vice President on Bankers Trust of New York with responsibility for counseling its OTC risk management operations. Previously, from 1987 through 1994, Mr. Morganteen served as Senior Counsel to Xerox Corporation with responsibility for the management of the legal function of Xerox Credit Corporation, the financial services unit of Xerox Corporation.

         None of the Company's directors or executive officers is a director of any other public company.

 Information Concerning Meetings of the Board of Directors

         During the fiscal year ended March 31, 1997, the Board of Directors held three meetings. All such meetings were fully attended. The Company has an Audit Committee, which consisted of Messrs. Richenstein and White. Such committee met twice during the 1997 fiscal year. The Company has a Compensation Committee which consisted of Messrs. Richenstein and White. This committee did not meet during the last fiscal year.


Security Ownership Of Certain Beneficial Owners and Management
==============================================================================

         The following table sets forth information concerning shares of Common Stock, par value $.007 per share, the Company's only voting securities, owned beneficially by each of the Company's directors and nominees for the Board of Directors, by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company and by the Company's executive officers and directors as a group.


Name and Address of Beneficial Owner   Amount and Nature of         Percent
                                       Beneficial Ownership         of Class

    Joel San Antonio                   3,194,880 shares(1)           22.0%
    300 Atlantic Street
    Stamford, Connecticut 06901
    William Tweed                      2,522,865 shares(2)           17.8%
    300 Atlantic Street
    Stamford, Connecticut 06901
    Jeff J. White                      1,758,735 shares(3)           12.5%
    19 Foxwood Road
    Kings Point, New York 11024
    Michael Salpeter                     763,011 shares(4)            5.8%
    300 Atlantic Street
    Stamford, CT 06901
    Lawrence Richenstein                   6,750 shares               0.0%
    920 South Oyster Bay Road
    Hicksville, New York 11801

All directors and executive officers
as a group ( 16 persons)               7,714,315 shares(1,2,3,4,5)   47.3%

__________________
 (1) Includes 5,000 shares held by Mr. San Antonio as custodian for two minor children. Includes 10,800 shares owned by Mr. San Antonio's wife as to which he disclaims beneficial ownership. Does not include 10,800 shares owned by Mr. San Antonio's brother and sister-in-law and 1,000 shares owned by his mother as to which he disclaims any beneficial interest. Includes an aggregate of 200,000 shares held in trusts for his children, of which Mr. San Antonio's wife is a trustee as to which Mr. San Antonio disclaims beneficial ownership. Includes options to purchase 120,408 shares which became exercisable on October 22, 1993, 120,408 shares which became exercisable on October 22, 1994, 722,448 shares which became exercisable on October 22, 1995 and 120,408 shares which became exercisable on October 22, 1996 and 120,408 shares which become exercisable on October 22, 1997.

(2) Includes 48,000 shares held by Mr. Tweed as custodian for one child. Does not include an aggregate of 12,500 shares held by Mr. Tweed's mother and sister. Includes 1,500 shares held by Mr. Tweed's wife, and 25,000 shares held in trust for the benefit of Mr. Tweed's granddaughter, of which Mr. Tweed's wife is the trustee, as to which he disclaims any beneficial interest. Includes options to purchase
      93,878 shares which became exercisable on October 22, 1993, 93,878 shares which became exercisable on October 22, 1994, 563,265 shares which became exercisable on October 22, 1995, 93,878 shares which became exercisable on October 22, 1996, and 93,878 shares which become exercisable on October 22, 1997. Includes 487,000 shares held by Mr. Tweed subject to a purchase option agreement with Dr. Michael Salpeter.

(3) Does not include an aggregate of 90,000 shares owned by Mr. White's mother and sister as to which he disclaims any beneficial interest. Includes options to purchase 85,715 shares which became exercisable on October 22, 1993, 85,715 shares which became exercisable on October 22, 1994, 514,291 shares which became exercisable October 22, 1995, 85,715 shares which became exercisable on October 22, 1996 and 85,713 shares which became exercisable on October 22, 1997.

(4) Includes 13,006 shares held in an IRA in the name of Dr. Salpeter, 7,100 shares held by Dr. Salpeter in trust or as custodian for his daughters and 200,000 shares held as trustee of trusts for the benefit of Joel San Antonio's children. Includes 2,950 shares held by Dr. Salpeter's wife as to which he disclaims beneficial ownership. Includes 487,000 shares held by Mr. Tweed subject to a purchase option agreement with Dr. Salpeter, effective April 1, 1996. Does not include options to purchase 100,000 shares, the vesting of which would be dependent on the achievement of certain criteria.

(5) Includes options held by executive officers of the Company to purchase an aggregate of 60,375 shares which are presently exercisable.



Certain Relationships and Related Transactions

       On April 1, 1996 Michael Salpeter, President and Director of the Company, and William Tweed, former President of the Company entered into an Agreement whereby Mr. Tweed granted to Mr. Salpeter an option to purchase 487,000 shares of common stock owned by Mr. Tweed. The options are exercisable at various prices in whole or in part, and expire on October 22, 2000.




===============================================================================

==============================================================================




                         EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the years ended March 31 1997, 1996 and 1995, concerning the annual and long-term compensation of the chief executive officer and the next four highest paid executive officers of the Company for the fiscal year ended March 31, 1997.

                                                                                                    Long Term Compensation
                                                               Annual Compensation                       Awards(1)
                               ------------------------------------------------------------------------------------------------

                                                                Other Annual    Restricted Stock    Stock Option      All Other
Name and Principal Positions    Year     Salary      Bonus      Compensation  (2)    Awards       (Shares) Awards   Compensation
                               ---------------- ---------------- -----------------------------------------------------------------
Joel San Antonio                1997   $  507,150    $ 193,089    $ 26,525            -                -                 -
  Chairman of the Board         1996   $  450,000    $  96,994    $ 20,389            -                -                 -
  and Chief Executive Officer   1995   $  269,398    $ 576,957    $ 14,329            -                -                 -

Michael Salpeter                1997   $  285,000    $  95,894    $ 14,500            -             100,000              -
  President                     1996         -            -           -               -                -                 -
                                1995         -            -           -               -                -                 -
Kevin P. Rupkey
   President of Warrantech      1997   $  184,434    $  52,100    $ 43,711         $ 5,625           20,000              -
   Consumer Product Services,   1996   $  150,000    $  76,689    $  5,283            -                -                 -
    Inc.                        1995   $   90,000    $  72,010    $ 12,979         $ 4,563           15,000              -

Michael A. Basone
    Vice President and Chief    1997   $  159,940     $ 25,100     $ 15,343           -              11,600              -
     Information Officer and    1996   $  143,443     $ 22,948     $  4,800        $ 8,440            9,524              -
     Chief Operating Officer    1995   $   74,038     $ 33,537         -           $ 5,063              -                -

Ronald Glime
  President of Warrantech       1997   $  137,404     $ 60,500     $  4,034            -             27,749              -
  Automotive, Inc.              1996   $  129,443 (3) $ 11,550     $ 21,483            -                -                -
                                1995   $  129,132 (3) $  7,868     $ 37,489            -                -                -


      (1) The 1988 Stock Option Plan is the Company's only long-term incentive plan.

      (2) Included in Other Annual Compensation are auto allowances given to each officer in fiscal 1995, 1996 and 1997, life insurance premiums for Messrs. San Antonio, Salpeter and Rupkey for the years 1995, 1996 and 1997, living expenses paid Glime in fiscal 1995 and 1996, relocation expenses paid Rupkey in 1995 and
          1997,  and  Basone  in  fiscal  1997,  and  club   memberships paid
          Messrs.   Salpeter  in  fiscal  1997  and  Glime  in  fiscal  1995
          and 1996.


      (3) Consisting of $125,000 in base salary and $4,443 of commissions in fiscal 1996, $76,668 in base salary and $52,464 of commissions in fiscal 1995.


---------------------------------------------------------------------------

---------------------------------------------------------------------------

Option Grants In Last Fiscal Year
         The following table sets forth certain information with respect to options to purchase Common Stock granted during the fiscal year ended March 31, 1997 to each of the named executive officers.

                                                                                     Potential Realizable Value
                                                                                     At Assumed Annual Rates
                                                                                     Of Stock Price Appreciation
__________________________________Individual Grants__________________________            For Option Term

                     Number of       % of Total
                     Securities      Options SARs
                     Underlying      granted to            Exercise or
                     Options/SARs    Employee in           Base Price    Expiration
                       Granted       Fiscal Year           Per Share       Date          5% ($)            10% ($)

Joel San Antonio          -               0.0%                 -             -             -                  -
Michael Salpeter       100,000 (2)       31.1%                5.00         7/22/01       1,148,653         1,449,459
Kevin Rupkey            20,000 (2)        6.2%                4.3125       7/22/01         229,731           289,892
Michael Basone          11,600 (2)        3.6%                4.3125       3/31/99         120,856           138,956
Ronald Glime            24,749 (2)        7.7%                4.56         7/22/01         318,740           402,210

1. Computed based upon the Company's price per share of $9.00, as reported on NASDAQ National Market System on March 31, 1997.

2. Vesting of these options is subject to satisfaction of certain performance criteria.



Options Exercised and Holdings


      The following table sets forth information with respect to the individuals listed in the Summary Compensation Table above, concerning unexercised options held as of the end of the 1997 fiscal year.

                     Shares Acquired                   Number of Unexercised Options at   Value of Unexercised In-the-Money
      Name             On Exercise    Value Realized         Fiscal Year-End(#)           Options at Fiscal Year-End ($)(1)
----------------------- ---------------------- --------------------- ---------------------------------------------- --------------
                                                       Exercisable       Unexercisable       Exercisable      Unexercisable
                                               ---------------------- ---------------------- ---------------------- --------------

Joel San Antonio           -                 -           1,204,080             -          $ 7,600,755            $    -
Michael Salpeter (2)       -                 -               -              100,000              -                  500,000
Kevin Rupkey               -                 -              35,000             -              160,350                 -
Michael Basone             -                 -               3,810           17,314            14,478                76,088
Ronald Glime               -                 -              15,375           12,374            72,945                54,941


(1) Based on the closing price of $ 9.00 of the Company's common stock as reported on the NASDAQ National Market System on March 31, 1997.

(2) Mr. Salpeter was granted a non-qualified option to purchase an aggregate of 100,000 shares of the Company's stock at an exercise price of $5.00 per share, the vesting of which is based upon certain specified performance criteria. Based upon the performance criteria 50,000 shares have vested to Mr. Salpeter.


Employment Agreements

      Effective April 1, 1995 the Company entered into a three-year employment agreement with Joel San Antonio. Under the terms of the agreement, Mr. San Antonio's initial base compensation was $450,000 per annum, commencing with the beginning of fiscal 1996, subject to an increase of 10% per annum for the next three years. Mr. San Antonio is entitled to be reimbursed for all ordinary, reasonable and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $12,000 per annum. The Company provides Mr. San Antonio with a comprehensive medical-dental insurance policy as well as disability coverage and a life insurance-death benefit policy in excess of $1,000,000. Mr. San Antonio is entitled to an incentive bonus equal to 4% of the net after tax profits of the Company.

      Effective April 1, 1996, the Company entered into a two-year employment agreement with Michael J. Salpeter, to serve as the Company's President. Under the terms of such agreement, Mr. Salpeter's initial base salary was $285,000 per annum, subject to increases of 10% annually. Mr. Salpeter is entitled to be reimbursed for all ordinary and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $6,000 annually. The Company provides Mr. Salpeter with a comprehensive medical-dental insurance policy and maintains a life insurance-death benefit policy in an amount in excess of $1,000,000. In the event of disability, Mr. Salpeter is entitled to his then base salary for a period not to exceed twelve months. Mr. Salpeter is entitled to receive an incentive bonus equal to 2% of the net after tax profits of the Company.

      Effective October 1, 1996 the Company entered into an employment agreement with Michael Basone to serve as the Company's Chief Information Officer and Chief Operating Officer. Under the terms of such Agreement
Mr. Basone is entitled to an initial annual base salary of $160,000, subject to automatic increases of 5% annually during the term of the Agreement. Mr. Basone received a $15,000 bonus upon the signing of the employment agreement. In addition he will be entitled to receive cash bonuses based upon the Company and its subsidiaries achieving certain revenue and operating goals. The Company provides Mr. Basone with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives. The employment agreement may be terminated, without cause, at any time, upon sixty (60) days written notice.

      Effective April 4, 1994, the Company entered into an at will employment agreement with Kevin Rupkey, President of Warrantech Consumer Product Services, Inc. ("WCPS"). Pursuant to such agreement, Mr. Rupkey receives a base salary initially at a rate of $7,500 per month, subject to review each year with a minimum cost of living adjustment of 5% or an amount equal to the increased cost of living for the lower State of Connecticut as measured by the appropriate index, whichever is greater at the time of each such review. Under the terms of such agreement, Mr. Rupkey is entitled to receive annual bonuses equal to 50% of his base salary if certain operating goals for WCPS are attained. Mr. Rupkey receives an automobile expense allowance comparable to that provided the Company's other executive officers but in no event less than $400 per month. The Company also provides Mr. Rupkey with comparable medical/dental and other insurance coverage to that provided to its other executive officers. The Company also reimburses all ordinary, reasonable and necessary expenses incurred by Mr. Rupkey in the performance of his duties. Mr. Rupkey is entitled to participate in the profit sharing, bonus, pension and other employee benefit plans that the Company has in effect from time to time.

Effective October 17, 1992, Warrantech Automotive, Inc. entered into a five-year employment agreement with Ronald Glime, its President. Pursuant to such agreement, Mr. Glime received an initial base salary of $6,389 per month, adjusted annually and monthly bonuses based upon the number of vehicle service contract processed by Warrantech Automotive, Inc. In fiscal 1996, Mr. Glime's base salary was increased to $125,000 and the initial bonus arrangement was amended and Mr. Glime was entitled to receive an incentive bonus equal to a percentage of his current base salary upon the attainment of certain operating goals established for Warrantech Automotive, Inc.. During fiscal year 1997 an additional amendment was made to his agreement which (i) extended the term of the original agreement to the year 2001, (ii) increased his base salary to $150,000, (iii) provided an auto allowance of $6,000 per annum and (iv) provided medical/dental and other insurance coverage comparable to other Company executive officers. In addition, Mr. Glime, under his original 1992 agreement, was granted options to purchase an aggregate of 100,000 shares of the Company's stock under its Incentive Stock Option Plan, of which 52,291 were exercised and 47,709 were canceled. During fiscal year 1997 the Company granted an additional option in the amount of 24,749 shares to Mr. Glime.

Other Incentives and Compensation

      The Company provides executives equity-based long-term incentives through its 1988 Employee Incentive Stock Option Plan, such which is designed to award key management personnel and other employees of the Company with bonuses and stock options based on the Company's and the employee's performance.

      The Company provides executive officers with an incentive bonus plan which provides cash and/or stock bonuses upon meeting certain performance criteria.

      During the last fiscal year the Company initiated an incentive bonus plan for all employees for the referral of potential new employees for employment by the Company who are subsequently hired by the Company. The amount of the bonus is predicated on the skill and professional level of the new employee.

      Additionally, the Company provides an incentive bonus to existing employees who are claims adjusters for obtaining and maintaining certification as professionals in their field.

      Compliance With Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended March 31, 1997, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with the exception of a Form 4 filed by American International Group, Inc., which was to have been filed not later than May 10, 1996 but was filed on May 29, 1996.


Non-Management Directors' Compensation

      Effective January 1, 1997, each non-employee director is entitled to receive compensation of $2,500.00 plus 500 shares of Company stock per calendar quarter of board service. Committee service is compensated at $500.00 plus 125 shares of Company stock per calendar quarter. Effective January 1, 1998, quarterly stock compensation shall be 250 shares for board service and 62.5 shares for committee service with the cash components unchanged. Prior to January 1, 1997, each non-employee director was entitled to receive compensation of $1,000 for each meeting attended in person and $250 for each meeting attended by telephone. During fiscal 1997, the following fees were paid:

                   Jeff J. White                           $4,250.00
                   William Rueger                           1,000.00
                   Michael J. Salpeter                        750.00
                   Lawrence Richenstein                     3,000.00

No directors' fees are payable to employees of the Company who serve as directors.




Performance Graph

The following graph tracks an assumed investment of $100 on March 31, 1992 in the Common Stock of the Company, The Russell 2000 Index and a peer group comprised of four companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.


     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF MARCH 31 AMONG WARRANTECH CORPORATION, THE RUSSELL 2000 INDEX AND A PEER GROUP

Measurement Period        Warrantech       The Russell            Peer
(Fiscal Year Covered)     Corporation      2000 Index             Group

        1992                  100              100                 100
        1993                  110              115                  81
        1994                  135              127                 110
        1995                  156              135                  79
        1996                  124              174                 107
        1997                  277              183                 107

The peer group consists of Unico American Corp., Automobile Protection Corp., Harris & Harris Group, Inc. and Homeowners Group, Inc.



Report of Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors of the Company (the Committee) was formed in February 1994. The Committee is responsible for setting and administering the compensation policies which govern annual compensation, long-term compensation, and stock option and ownership programs for the Company's executive officers as well as the other employees of the Company and its subsidiaries. The Committee, during fiscal 1997, consisted of two outside directors, Jeff J. White and Lawrence Richenstein.

      The policies and decisions of the committee are designed to achieve the following goals:

      oReflect a pay-for-performance relationship where a portion of total compensation is at risk.
      oAttract and retain key management personnel critical to the Company's long-term success.

      The Committee met extensively during fiscal 1996 and solicited and evaluated information from independent sources to review the reasonableness of compensation paid to senior executive officers of the Company, by comparison to compensation paid by competing companies, companies of similar size, and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results and the increased level of revenues and income of the Company.

      As a result of these deliberations, the Committee made detailed and comprehensive recommendations to the Board of Directors to change the senior executive compensation agreements to reflect an increase in base compensation, terminate the Senior Executive Bonus Plan, and set in lieu of such Plan a reduced incentive bonus equal to 4% and 2% of the after tax profits of the Company for the Chief Executive Officer and the President, respectively. Having duly considered the recommendations of the Committee, the Board of Directors approved these changes at its November 14, 1995 meeting.

      In addition, the Committee evaluated the Company's bonus incentive plans which are designed to reward other key executive officers of the Company with bonuses based on the Company's attaining certain operating goals.
Under these plans, each eligible participant becomes entitled to an incentive bonus payment equal to an agreed upon percentage of his then current salary base adjusted proportionately if net operating revenues and operating income goals are met.

      In view of the extensive deliberations of the Committee during the 1996 fiscal year, the Committee did not find it necessary to meet during the 1997 fiscal year.

      During the 1997 fiscal year, all decisions regarding the Company's Employee Incentive Stock Option Plan (the ISOP), including the granting of options thereunder, were made by the full Board of Directors. The ISOP, as amended, has been in effect since 1988. As of March 31, 1997, options to purchase an aggregate of 540,533 shares of Common Stock have been granted under the ISOP, of which 271,929 were granted during the fiscal year ended
March 31, 1997.    The Committee is of the opinion that the ISOP is an
extremely effective means of attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance.

      Section 162(m) of the Internal Revenue Code (the Code), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly held company to the Company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.


Summary of Chief Executive Officer Compensation

      During the fiscal year ended March 31, 1997, Mr. San Antonio received $507,150 in base salary and $193,089 in bonuses. Mr. San Antonio's total compensation during the 1997 fiscal year, and the terms of his employment agreement was designed to reward Mr. San Antonio for his diligent efforts overseeing the Company's development of overseas markets, upgrading of systems, introduction of a range of new programs and pursuit of major new customers, each of which impacts current results for the long-term benefit of the Company, and achievement of record operating results.


                                                      COMPENSATION COMMITTEE
                                                      Jeff J. White
                                                      Lawrence Richenstein

                      OTHER INFORMATION FURNISHED PURSUANT TO
            REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION

Independent Accountants

     The Board of Directors has selected Coopers & Lybrand L.L.P. to be the Company's independent public accountants for the fiscal year to end March 31, 1998. It is expected that a representative of such firm will be present at the annual meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.


Stockholder Proposals for 1998 Meeting

      Proposals of stockholders to be included in the Company's proxy material for the 1998 annual meeting must be received in writing by the Company at its executive offices not later than June 30, 1998 in order to be included in the Company's proxy material relating to that meeting.


Other Matters

      The solicitation of proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

      The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matter properly comes before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on such matter.

      By order of the Board of Directors,

                                                           DESIREE KIM CABAN



                                                          Corporate Secretary




                           WARRANTECH CORPORATION
        This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned  hereby appoints JOEL SAN ANTONIO,  WILLIAM TWEED,
JEFF J. WHITE, and each or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of WARRANTECH CORPORATION (the Company) to be held on December 3, 1997, at 10:00 a.m. Eastern Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, at the Hyatt Regency Hotel, located at 1800 East Putnam Avenue, Greenwich, Connecticut 06870 for the purposes shown on the reverse side of this proxy car.

                       (To be Signed on Reverse Side.)
____________________________________________________________________________
/ X / Please mark your  vote as per this example.

                   VOTE FOR all nominees listed          WITHHOLD AUTHORITY
1.  Election of / / below (except as marked to   / /   for all nominees listed
     Directors             contrary below)                    below:

Nominees:  JOEL SAN ANTONIO      WILLIAM TWEED      MICHAEL SALPETER
           JEFFREY J. WHITE      LAWRENCE RICHENSTEIN

** To withhold authority to vote for any individual nominee, write that name on the line below**

FOR    AGNST   ABST   ______________________________________________________

/ /    / /    / /


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made this proxy will be voted for proposal 1.


Signature _______________________________    Date ______________

Signature _______________________________    Date ______________


NOTE: (Please sign exactly as name appears stenciled on this Proxy.
When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title.)